EXHIBIT 10.1

2012 Executive Annual Bonus Plan

Total executive bonus opportunities will be based on 2012 base salaries as follows:

Percentage of
2012 Base Salary
Opportunity
H. Eric Bolton, Jr.	200%
Albert M. Campbell, III	100%
Thomas L. Grimes, Jr.	100%

The bonus opportunity will be earned by performance of year-over-year funds from operations per diluted share/unit, or FFO per Share growth.

The percentage of bonus opportunity earned will be based on a sliding scale as follows:

Percentage of
Performance	Bonus Opportunity
Level	Earned
Minimum Threshold	0.0%
Threshold I	12.5%
Threshold II	25.0%
Threshold III	37.5%
Target	50.0%
Target I	62.5%
Target II	75.0%
Target III	87.5%
High	100.0%

In determining FFO per Share growth, the Compensation Committee has the ability to factor in any material and non-recurring events that may or may not occur that impact the registrant’s FFO per Share performance, but may or may not subsequently impact the registrant’s share price, to help ensure that the potential bonus is in line with actual shareholder performance.

After the total bonus opportunity is calculated, the Compensation Committee, at its discretion, may apply a discretionary modifier allowing the bonus opportunity calculated to be lowered or raised by up to 25% to determine the final bonus award amount.